(Letterhead of Michael L. Labertew, Esq.)

January 6, 2000


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549


Re: Consent to be named in the S-8 Registration Statement of Kingsley Coach, Inc., a Delaware corporation (the "Registrant"), SEC File No. 0-21733, to be filed on or about January 6, 2000, covering the registration and issuance of 955,000 shares of common stock to six individual consultants

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Michael L. Labertew